Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

NOVABAY PHARMACEUTICALS, INC.

The undersigned, Ramin Najafi and Robert R. Tufts, hereby certify as follows:

1. They are the President and Secretary, respectively, of NovaBay Pharmaceuticals, Inc., a California corporation (the “Corporation”).

2. The Amended and Restated Articles of Incorporation of the Corporation, as amended, are hereby amended and restated in their entirety to read as follows:

ARTICLE 1.

The name of this corporation (“Corporation”) is NovaBay Pharmaceuticals, Inc.

ARTICLE 2.

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California, other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE 3.

This Corporation is authorized to issue two classes of stock, designated “Preferred Stock” and “Common Stock,” respectively. The total number of shares which this Corporation shall have authority to issue is Seventy-Million (70,000,000), having a par value of $0.01 per share. The number of shares of Common Stock authorized to be issued is Sixty-Five Million (65,000,000) shares, having a par value of $0.01 per share. The number of shares of Preferred Stock authorized to be issued is Five Million (5,000,000), having a par value of $0.01 per share.

A. The holders of shares of the Common Stock shall be entitled to vote on all matters to be voted on by the shareholders of the Corporation and shall be entitled to one vote for each share thereof held of record.

B. The Preferred Stock may be issued from time to time by the board of directors as shares of one or more series, without further shareholder approval. Subject to the provisions hereof and the limitations prescribed by law, the board of directors is expressly authorized, by adopting resolutions providing for the issuance of shares of any particular series and, if and to the extent from time to time required by law, by filing with the California Secretary of State a certificate setting forth the resolutions so adopted pursuant to the General Corporation Law of California, to establish the number of shares to be included in each such series and to fix the designation and relative powers, including voting powers, preferences, rights, qualifications and limitations and restrictions thereof, relating to the shares of each wholly unissued series. The rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. The board of directors is also authorized to increase or decrease the number of shares of any series prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

The authority of the board of directors with respect to each wholly unissued series shall include, but not be limited to, determination of the following:

(i) the distinctive serial designation of such series and the number of shares constituting such series;

(ii) the annual dividend rate on shares of such series, if any, whether dividends shall be cumulative and, if so, from which date or dates;

(iii) whether the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(iv) the obligation, if any, of the Corporation to retire shares of such series pursuant to a sinking fund;

(v) whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(vi) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

(vii) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

(viii) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

ARTICLE 4.

The number of directors to constitute the whole board of directors shall not be less than nine (9) nor more than eleven (11), and the exact number of directors shall be fixed within these specified limits by the board of directors in the manner provided in the bylaws. The board of directors shall be divided into three classes as nearly equal in number as may be feasible, hereby designated as Class I, Class II and Class III, with the term of office of one class expiring each year. For the purposes hereof, the initial Class I, Class II and Class III directors shall be those directors so designated and elected and who are holding such offices as of the date these Amended and Restated Articles of Incorporation are duly filed with the Secretary of State of the State of California. At the annual meeting of shareholders in 2008, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the annual meeting of shareholders in 2009, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the annual meeting of shareholders in 2010, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of shareholders, successors to the directors whose terms shall then expire shall be elected to hold office for terms expiring at the third succeeding annual meeting of shareholders. In case of any vacancies, by reason of an increase in the number of directors, removal by the shareholders or otherwise, subject to the rights of the holders of any series of Preferred Stock then outstanding, each additional director may be elected by a majority of the directors then in office, even though less than a quorum of the board of directors, to serve until the end of the term he or she is elected to fill and until his or her successor shall have been elected and qualified in the class to which such director is assigned and for the term or remainder of the term of such class. Directors shall continue in office until others are elected and qualified in their stead. When the number of directors is changed, each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term and any newly created directorships or any decrease in directorships shall be so assigned among the classes by a majority of the directors then in office, though less than a quorum, as to make all classes as nearly equal in number as may be feasible. No decrease in the number of directors shall shorten the term of any incumbent director.

Election of directors at all meetings of the shareholders at which directors are to be elected shall be by written ballot, and, except with respect to the right of the holders of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, a plurality of the votes cast thereat shall elect directors.

Notwithstanding any other provision hereof, this ARTICLE 4 may not be altered, amended or repealed without the affirmative vote of holders of at least 66  2/3% of the outstanding voting stock of the Corporation.

ARTICLE 5.

The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

ARTICLE 6.

The Corporation is authorized to provide indemnification of agents, as defined in Section 317 of the California General Corporation law, through bylaw provisions, agreements with such agents, votes of shareholders or disinterested directors otherwise, or any combination of the foregoing, in excess of the indemnification otherwise permitted by said Section 317, subject only to the limits set forth in Section 204 of the California General Corporation Law with respect to actions for breach of duty of the Corporation and its shareholders.

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3. The foregoing amendment and restatement of the Articles of Incorporation of the Corporation has been duly approved by the Board of Directors of the Corporation.

4. The foregoing amendment and restatement of the Articles of Incorporation of the Corporation has been duly approved by the required vote of the shareholders of the Corporation in accordance with Section 903 of the California Corporations Code. The total number of outstanding shares of the Corporation entitled to vote with respect to the foregoing amendment and restatement of the Articles of Incorporation of the Corporation was 12,977,618 shares of Common Stock, 3,215,032 shares of Series A Preferred Stock, 6,864,410 shares of Series B Preferred Stock, 6,666,659 shares of Series C Preferred Stock and 2,481,094 shares of Series D Preferred Stock. The number of shares voting in favor of this amendment and restatement of the Articles of Incorporation of the Corporation equaled or exceeded the vote required, such required vote being (i) a majority of the outstanding shares of Common Stock, (ii) a majority of the outstanding shares of Preferred Stock, (iii) a majority of the outstanding shares of Common Stock and Preferred Stock voting together as a single class, on an as-converted basis, and (iv) a majority of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, each voting as a separate class. Immediately prior to the filing of this amendment and restatement of the Articles of Incorporation of the Corporation, all of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock have converted into shares of Common Stock, and there are no outstanding shares of Preferred Stock as of the date hereof.

5. The Corporation has outstanding shares of its capital stock listed on the American Stock Exchange and, as such, is a listed corporation for purposes of Section 301.5 of the California Corporations Code.

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We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: October 31, 2007

/s/ RAMIN NAJAFI
Ramin Najafi, President

/s/ ROBERT R. TUFTS
Robert R. Tufts, Secretary